Rule 424(b)(3) Registration No. 333-67870

PRICING SUPPLEMENT NO.: 1 dated January 14, 2001

THE WALT DISNEY COMPANY

Medium-Term Notes, Series B

This Pricing Supplement accompanies and supplements the Prospectus dated August 23, 2001, as supplemented by the Prospectus Supplement, dated September 24, 2001 (the "Prospectus Supplement").

The Notes have the following terms (as applicable):

Rate:	/x/ Fixed Rate	/ / Floating Rate	/ / Zero Coupon	/ / Discount
Form:	/x/ Book-Entry	/ / Definitive

Principal Amount: $25,000,000

Original Issue Price: Variable price re-offer

CUSIP No: 25468PBV7

Proceeds to the Company: $25,000,000

Discount or Commission to Agents: 0

Original Issue Discount: N/A

Original Issue Date: January 25, 2002

Stated Maturity: January 25, 2022

Yield to Maturity: N/A

Initial Maturity (for Renewable Notes): N/A

Final Maturity (for Renewable Notes): N/A

Earliest Redemption Date:	The Notes may be redeemed, in whole but not in part, at Disney's option, subject to at least 30 calendar days' but no more than 60 calendar days' notice, on January 25, 2006 and on the 25th day of each month thereafter.

Redemption Price: 100% of the principal amount of the Notes

Interest Rate Per Annum (for Fixed Rate Notes): 6.3%

Interest Payment Dates:
/ /	Third Wednesday of each month
/ /	Third Wednesday of each March, June, September and December
/ /	Third Wednesday of each and
/ /	Third Wednesday of each
/x/	Other (specify) The first Interest Payment Date shall be February 25, 2002 and thereafter the Interest Payment Dates shall be the 25th day of each month during the term of the Notes.
Regular Record Dates:
/x/	Fifteenth day (whether or not a Business Day) immediately preceding the related Interest Payment Date
/ /	Other (specify)
Interest Payment Period:
/x/	Monthly
/ /	Quarterly
/ /	Semiannually
/ /	Annually
Interest Reset Period: N/A
/ /	Daily
/ /	Weekly
/ /	Monthly
/ /	Quarterly
/ /	Semiannually
/ /	Annually
Interest Reset Dates: N/A
/ /	As specified in Prospectus Supplement
/ /	Other (specify)
Interest Determination Date: N/A
/ /	As specified in Prospectus Supplement
/ /	Other (specify)
Purchase of Notes at Option of Holder: N/A
Purchase	Purchase
Date(s):	Price(s):

Calculation Agent: N/A

Plan of Distribution: Bear, Stearns & Co. Inc. has acted as principal with respect to the purchase of the Notes.